UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2018

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana St., Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02    Results of Operations and Financial Condition.

To the extent applicable, the information set forth under Item 7.01 is incorporated into this Item 2.02 by reference.

Item 7.01    Regulation FD Disclosure.

Halcón Resources Corporation (“Halcón”) has preliminarily estimated its total proved reserves as of December 31, 2017 to be between 48 MMBoe and 52 MMBoe with PV-10 of between $275 million and $300 million, and Halcón expects the estimated standardized measure to be in the same range as PV-10. Between 26% and 30% of these estimated total proved reserves were classified as proved developed as of December 31, 2017, and approximately 65% was oil. Estimated proved reserve data is based on SEC pricing at December 31, 2017 of $51.34 per Bbl of oil and $2.976 per MMBtu of natural gas. The foregoing preliminary estimates of oil, natural gas liquids, and natural gas proved reserves and the estimated present values thereof were prepared by Halcón’s internal engineering staff and have not been prepared, audited or reviewed by an independent petroleum engineer. The December 31, 2017 estimated proved reserves that will be reported by Halcón will be based on a reserve report of its independent petroleum engineers, Netherland, Sewell & Associates, Inc. (“NSAI”), that has not yet been prepared. Although Halcón believes its internal preliminary estimates of proved reserves are prepared on a basis consistent with the methodology employed by NSAI, the proved reserves estimates as of December 31, 2017 of NSAI could deviate from the range of Halcón’s preliminary internal estimates.

In addition, Halcón estimates that its net production for the fourth quarter of 2017 was approximately 6,300 Boe/d, which estimate is subject to revision.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

February 6, 2018	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

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